Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Phillip K. Willett

President & Chief Executive Officer

(406) 683-5191

PSB Financial, Inc. Commences Stock Offering

Deer Lodge, MT; March 30, 2026 – PSB Financial, Inc. (the “Company”), the proposed holding company for Pioneer State Bank, announced today the commencement of its stock offering in connection with the proposed conversion of Pioneer Federal Savings and Loan Association (the “Bank”) from the mutual form of organization to the stock form of organization. Pioneer State Bank will be the successor to the Bank upon the completion of the stock offering and conversion. The Company and the Bank have received all requisite regulatory approvals and authorizations to commence the stock offering.

The Company is offering for sale up to 1,495,000 shares of common stock (subject to increase to up to 1,719,250 shares) at a purchase price of $10.00 per share. The shares are being offered for sale in a subscription offering to certain depositors of the Bank and to the Bank’s employee stock ownership plan. The Company may offer for sale any shares of common stock that are not subscribed for in the subscription offering to members of the general public in a community offering, with preference given to natural persons (and trusts of natural persons) residing in Beaverhead and Powell Counties in Montana.

All questions concerning the stock offering or requests for offering materials should be directed to the Stock Information Center at 1-877-821-5775. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Montana time. The Stock Information Center will be closed on bank holidays.

Completion of the conversion and stock offering is subject to the sale by the Company of at least 1,105,000 shares of its common stock in the stock offering, the receipt of final regulatory approval, the approval of the Bank’s members, and other customary closing conditions.

Keefe, Bruyette & Woods, Inc., A Stifel Company, is serving as marketing agent for the subscription offering, and will serve as marketing agent for any community offering. Godfrey & Kahn, S.C. is serving as legal counsel to the Company and the Bank. Nutter McClennen & Fish LLP is serving as legal counsel to Keefe, Bruyette & Woods, Inc.

About Pioneer Federal Savings and Loan Association

The Bank is a state chartered mutual savings and loan association that conducts business from their main office in Deer Lodge, Montana and a branch office in Dillon, Montana. At December 31, 2025 the Bank had assets of $120.0 million and deposits of $92.7 million.

Special Notice Regarding Common Stock

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements

This press release may contain forward-looking statements about the conversion and stock offering, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, that risk that the stock offering and conversion may not be timely completed, if at all, that required regulatory and member approvals are not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.